EXHIBIT 99.1

PRESS RELEASE ABH (NYSE, TSX)

AbitibiBowater announces signing of a binding agreement

for the sale of its 75% interest in its Ontario hydro assets for cash proceeds of C$300 million

MONTREAL, CANADA, February 11, 2011—AbitibiBowater announced it has signed a binding agreement for the sale of its 75% indirect interest in ACH Limited Partnership (“ACH LP”) to a consortium formed by a major Canadian institutional investor and a private Canadian renewable energy company (the “Consortium”). ACH LP was established in April 2007 to hold hydroelectric generating assets in Ontario, Canada by the Company’s Abitibi-Consolidated Company of Canada subsidiary (now AbiBow Canada Inc.). As part of the transaction, the Caisse de dépôt et placement du Québec has agreed to sell its 25% interest in ACH LP, taking into consideration AbiBow Canada’s drag-along right contained in ACH LP’s governing agreements between the Caisse and AbiBow Canada.

Cash proceeds for AbitibiBowater’s 75% indirect interest will be approximately C$300 million and will be used to reduce the Company’s debt, to enhance liquidity and for general corporate purposes. As part of the transaction, ACH LP will maintain its outstanding debt with the Caisse with a face value of C$250 million. The agreement values the hydro assets, which have a combined capacity of approximately 131 MW, at approximately C$640 million.

“We are looking forward to the completion of this transaction. Our intention is to immediately apply $100 million of the proceeds from this sale to reduce Company debt,” stated Richard Garneau, President and Chief Executive Officer of AbitibiBowater. “We intend to protect the cost structure of the Iroquois Falls and Fort Frances mills and remain committed to reducing costs.”

The closing of the transaction is subject to certain terms and conditions, including, but not limited to, obtaining required consents and approvals and other customary conditions. Closing is expected to occur within the next 60 days. Following the completion of the transaction, ACH LP will continue to supply electricity to AbiBow Canada Inc.’s Fort Frances and Iroquois Falls pulp and paper mills under the terms of a long-term power purchase agreement.

CIBC World Markets Inc. acted as financial advisor and Davies Ward Phillips & Vineberg LLP and McCarthy Tétrault LLP acted as legal advisors to AbitibiBowater.

About AbitibiBowater

AbitibiBowater is a global leader in the forest products industry, producing a diverse range of products, including newsprint, commercial printing and packaging papers, market pulp and wood products. The Company owns or operates 18 pulp and paper mills and 24 wood products facilities located in the United States, Canada and South Korea. Marketing its products in more than 70 countries, AbitibiBowater is also among the largest recyclers of old newspapers and magazines in North America, and has third-party certified 100% of its managed woodlands to sustainable forest management standards. AbitibiBowater’s shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

Contacts

Investors Duane Owens Vice President, Finance 864 282-9488	Media and Others Pierre Choquette Director, Public Affairs – Canada 514 394-2178 pierre.choquette@abitibibowater.com

Forward-Looking Statements

Statements in this news release that are not reported financial results or other historical information of AbitibiBowater are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our estimates of timing and extent of closure costs and impairment charges. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt” and other terms with similar meaning indicating possible future events or potential impact on our business or AbitibiBowater’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual financial condition, results of operations and future performance to differ materially from those expressed or implied in this press release include risks and uncertainties typically associated with estimating and quantifying closure costs and impairment charges and the other risk factors described in our quarterly report on Form 10-Q filed with the SEC on November 15, 2010.

All forward-looking statements in this press release are expressly qualified by the cautionary statements contained or referred to in this section and in our other filings with the SEC and the Canadian securities regulatory authorities. We disclaim any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise.